CONTACTS:	Financial Analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Industry Contacts Anthony Taddey 1-310-444-4146 ttaddey@trestlecorp.com

Exhibit 99.1

Trestle Receives Notice of Allowance for US Patent on Region of Interest Detection for Digital Slide Scanning

Sept 13, 9:00 am ET

IRVINE, CA--(MARKET WIRE)—Sept 13, 2005 -- Trestle Holdings, Inc. (OTC BB:TLHO.OB - News), a supplier of digital imaging systems for pathology and telemedicine applications, has received a Notice of Allowance from the United States Patent and Trademark Office for its patent application entitled System and Method for Finding Regions of Interest for Microscopic Digital Montage Imaging. This application has been examined and allowed for issuance as a U.S. patent. This technology is an integral part of Trestle’s digital microscopy and whole-slide scanning product offerings.

This patent describes a methodology for dramatically reduced scan times by intelligent, selective scanning. Rather than scan blindly thereby including blank space absent of tissue sample, the system automatically determines of tissue area and directs scanning to that area or region of interest. Since more than 50% of the area of most slides is blank, this process results in a significant reduction in scan time. As it is automated, Trestle’s technology further facilitates scanning of a large number of slides to promote the digitization of pathology. “Utilized in combination with Trestle’s patent pending Volume Scan ™ technology, extremely high quality digital pathology slides can be generated in rapid fashion” stated Jack Zeineh, MD and CSO of Trestle.

Maurizio Vecchione, CEO of Trestle Holdings, Inc. stated “Filed a number of years ago by InterScope Technologies (which was acquired by Trestle in March 2005), we believe the technology contained in this newest allowed patent to be a critical component of an optimized scanning system as scan times will remain prohibitive and costly without reduction of scan area to only that of the tissue sample displayed.” This latest U.S. allowed patent complements Trestle’s existing portfolio of patents in digital pathology.
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About Trestle Holdings Inc.

Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our efforts to integrate our recently announce acquisition of the assets of InterScope Technologies, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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